Exhibit 10.10

MSC.SOFTWARE CORPORATION

2006 PERFORMANCE INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

FOR NON-U.S. EMPLOYEES

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Option Agreement”) dated _____________________ by and between MSC.SOFTWARE CORPORATION, a Delaware corporation (the “Corporation”), and ___________________________ (the “Grantee”) evidences the nonqualified stock option (the “Option”) granted by the Corporation to the Grantee as to the number of shares of the Corporation’s Common Stock first set forth below.

Number of Shares of Common Stock:[1]                          Award Date:

Exercise Price per Share:[1]                   $                           Expiration Date:[1,2]

Vesting[1,2]  The Option shall become vested as to 25% of the total number of shares of Common Stock subject to the Option on the first anniversary of the Award Date. The remaining 75% of the total number of shares of Common Stock subject to the Option shall become vested and exercisable as to an additional 25% on and after each of the second, third, and fourth anniversaries of the Award Date.

The Option is granted under the MSC.Software Corporation 2006 Performance Incentive Plan (the “U.S. Plan”) and any sub-plan to the U.S. Plan (collectively, the “Plan”) and subject to the Terms and Conditions of Nonqualified Stock Option (the “Terms”) attached to this Option Agreement (incorporated herein by this reference), any appendix to this Option Agreement for the Grantee’s country of residence (the “Appendix”) and to the Plan. Capitalized terms are defined in the Plan if not defined herein. The parties agree to the terms of the Option set forth herein. The Grantee acknowledges receipt of a copy of the Terms, the Appendix (if any), the Plan and the Prospectus for the Plan.

“GRANTEE” Signature Print Name

MSC.SOFTWARE CORPORATION

a Delaware corporation

By:_______________________________________________

Print Name:________________________________________

Title:_____________________________________________

TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTION

[1]	Subject to adjustment under Section 7.1 of the U.S. Plan.
[2]	Subject to early termination under Section 4 of the Terms and Section 7.4 of the U.S. Plan.

1.	Vesting; Limits on Exercise; Incentive Stock Option Status.

The Option shall vest and become exercisable in percentage installments of the aggregate number of shares subject to the Option as set forth on the cover page of this Option Agreement. The Option may be exercised only to the extent the Option is vested and exercisable.

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Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Grantee has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option.

•	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

•	Minimum Exercise. No fewer than 100[1] shares of Common Stock may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

•	Nonqualified Stock Option. The Option is a nonqualified stock option and is not, and shall not be, an incentive stock option within the meaning of Section 422 of the Code.

2.	Continuance of Employment/Service Required.

The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Option Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 4 below or under the Plan.

3.	Method of Exercise of Option.

The Option shall be exercisable by the delivery to the Chief Financial Officer of the Corporation (or such other person as the Administrator may require pursuant to such administrative exercise procedures as the Administrator may implement from time to time) of

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a written notice stating the number of shares of Common Stock to be purchased pursuant to the Option or by the completion of such other administrative exercise procedures as the Administrator may require from time to time;

•	payment in full for the Exercise Price of the shares to be purchased in cash, check or by electronic funds transfer to the Corporation;

•	any written statements or agreements required pursuant to Section 8.1 of the U.S. Plan; and

•	satisfaction of the Tax-Related Items (as described in Section 6 below).

The Administrator also may, but is not required to, authorize a non-cash payment alternative by notice and third party payment in such manner as may be authorized by the Administrator.

4.	Early Termination of Option.

4.1 Possible Termination of Option upon Change in Control. The Option is subject to termination in connection with a Change in Control Event or certain similar reorganization events as provided in Section 7.4 of the U.S. Plan.

4.2 Termination of Option upon a Termination of Grantee’s Employment or Services. Subject to earlier termination on the Expiration Date of the Option or pursuant to Section 4.1 above, if the Grantee ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary, the following rules shall apply (the last day that the Grantee is employed by or provides services to the Corporation or a Subsidiary, as described in Section 7(13) below, is referred to as the Grantee’s “Severance Date”):

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other than as expressly provided below in this Section 4.2, (a) the Grantee will have until the date that is 3 months after his or her Severance Date to exercise the Option (or portion thereof) to the extent that it was vested on the Severance Date, (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 3-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 3-month period;

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if the termination of the Grantee’s employment or services is the result of the Grantee’s death or Total Disability (as defined below), (a) the Grantee (or his personal representative, as the case may be) will have until the date that is 12 months after the Grantee’s Severance Date to exercise the Option, (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 12-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 12-month period;

•	if the Grantee’s employment or services are terminated by the Corporation or a Subsidiary for Cause (as defined below), the Option (whether vested or not) shall terminate on the Severance Date.

For purposes of the Option, “Total Disability” means a permanent and total disability, as determined by the Administrator.

For purposes of the Option, “Cause” means that the Grantee:

(1)	has been negligent in the discharge of his or her duties to the Corporation or any of its Subsidiaries, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties;

(2)	has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; has breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; or has been convicted of a felony or misdemeanor (other than minor traffic violations or similar offenses);

(3)	has materially breached any of the provisions of any agreement with the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; or

(4)	has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; has improperly induced a vendor or customer to break or terminate any contract with the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; or has induced a principal for whom the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries acts as agent to terminate such agency relationship.

In all events the Option is subject to earlier termination on the Expiration Date of the Option or as contemplated by Section 4.1. The Administrator shall be the sole judge of whether the Grantee continues to render employment or services for purposes of this Option Agreement.

5.	Non-Transferability.

The Option and any other rights of the Grantee under this Option Agreement or the Plan are nontransferable and exercisable only by the Grantee, except as set forth in Sections 5.7.2 and 5.7.3(a), (d) and (e) of the U.S. Plan.

6.	Tax Withholding.

Regardless of any action the Corporation and/or the Grantee’s employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Grantee is and remains the Grantee’s responsibility and that the Corporation and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, the exercise of the Option, the subsequent sale of any shares of Common Stock acquired at exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Grantee’s liability for Tax-Related Items.

Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy all withholding and payment on account obligations of the Corporation and/or the Employer. In this regard, if permissible under local law, the Grantee authorizes the Corporation and/or the Employer, at their discretion, to withhold all applicable Tax-Related Items legally payable by the Grantee from any wages or other cash compensation paid to the Grantee by the Corporation and/or the Employer or from the proceeds of the sale of shares of Common Stock subject to the Option. Alternatively, or in addition, if permissible under local law, the Grantee authorizes the Corporation and/or the Employer, at their discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by the Grantee by one or a combination of the following: (1) withholding shares of Common Stock issuable upon exercise of the Option, provided that the Corporation only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount; or (2) arranging for the sale of shares of Common Stock otherwise issuable to the Grantee upon exercise of the Option (on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization). If the obligation of Tax-Related Items is satisfied by reducing the number of shares of Common Stock issuable upon exercise of the Option, the Grantee is deemed to have been issued the full number of shares of Common Stock subject to the Option, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option.

Finally, the Grantee shall pay to the Corporation and/or the Employer any amount of Tax-Related Items that the Corporation and/or the Employer may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to deliver to the Grantee any shares of Common Stock pursuant to the Option if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 6.

7.	Acknowledgment of Nature of Plan and Grant.

In accepting the Option, the Grantee acknowledges that:

(1) the Plan is established voluntarily by the Corporation, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Corporation at any time, unless otherwise provided in the Plan and this Option Agreement;

(2) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(3) all decisions with respect to future option grants, if any, will be at the sole discretion of the Corporation;

(4) the Grantee’s participation in the Plan is voluntary;

(5) the Grantee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Grantee’s employment or service relationship (if any) at any time with or without cause;

(6) the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Corporation or any Subsidiary, and which is outside the scope of the Grantee’s employment or service contract, if any;

(7) the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or any Subsidiary;

(8) in the event that the Grantee is not an employee of the Corporation, the Option and the Grantee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Corporation; and, furthermore, the Option grant and the Grantee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Employer or any other Subsidiary;

(9) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(10) if the underlying shares of Common Stock do not increase in value, the Option will have no value;

(11) if the Grantee exercises his or her Option and obtains shares of Common Stock, the value of the shares of Common Stock acquired upon exercise may increase or decrease in value, even below the exercise price;

(12) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or from any diminution in value of the Option or shares of Common Stock acquired upon exercise of the Option resulting from termination of the Grantee’s employment or service by the Corporation or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and the Grantee irrevocably releases the Corporation and any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Option Agreement, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(13) in the event of termination of the Grantee’s employment or service with the Corporation or a Subsidiary (whether or not in breach of local labor laws), the Severance Date will be the date on which the Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Board or

Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of determining the Severance Date;

(14) the Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying shares of Common Stock; and

(15) the Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

8.	Data Privacy Notice and Consent.

The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Employer, the Corporation and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Corporation and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Grantee understands that Data will be transferred to Citigroup Global Markets Inc., or such other stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan. The Grantee understands the recipients of the Data may be located in the Grantee’s country, in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Corporation, Citigroup Global Markets Inc., and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact his or her local human resources representative.

9.	Notices.

Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Grantee is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 9.

10.	Plan.

The Option and all rights of the Grantee under this Option Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. The Grantee agrees to be bound by the terms of the Plan and this Option Agreement (including these Terms). The Grantee acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Option Agreement. Unless otherwise expressly provided in other sections of this Option Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

11.	Entire Agreement.

This Option Agreement (including these Terms) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Option Agreement may be amended pursuant to Section 8.6 of the U.S. Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

12.	Language.

If the Grantee has received this Option Agreement (including these Terms) or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.

13.	Governing Law and Choice of Venue.

This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as provided in the U.S. Plan, without regard to conflict of law principles thereunder. For purposes of litigating any dispute that arises under the Option or this Option Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Orange County, California, or the federal courts for the United States for the Central District of California, and no other courts, where this Option grant is made and/or to be performed.

14.	Effect of this Agreement.

Subject to the Corporation’s right to terminate the Option pursuant to Section 7.4 of the U.S. Plan, this Option Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

15.	Counterparts.

This Option Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.	Section Headings.

The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17.	Appendix.

Notwithstanding any provision in this Option Agreement to the contrary, the Option shall be subject to the special terms and provisions a set forth in the Appendix to this Option Agreement for the Grantee’s country of residence, if any.

APPENDIX A

Singapore

MSC.Software Corporation 2006 Performance Incentive Plan

Nonqualified Stock Option Agreement for Non-U.S. Employees

Director Notification

If the Grantee is a director, associate director or shadow director of a Singapore Subsidiary of the Corporation, the Grantee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary in writing when the Grantee receives an interest (e.g., Options, shares of Common Stock) in the Corporation or any related companies. The Grantee should contact the Corporation to obtain a copy of the notification form. In addition, the Grantee must notify the Singapore Subsidiary when he or she sells shares of Common Stock of the Corporation or any related company (including when the Grantee sells shares of Common Stock acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Corporation or any related company. In addition, a notification must be made of the Grantee’s interests in the Corporation or any related company within two days of becoming a director, associate director or shadow director.